Capital Bancorp, Inc. Reports First Quarter 2024 Results
•Net Income of $6.6 million, or $0.47 per share. Net Income, as adjusted(1) of $7.1 million, or $0.51 per share
•ROAA of 1.15% and ROAE of 10.19% for 1Q 2024
•Adjusted Metrics(1) excluding Merger-Related Expenses:
◦ROAA of 1.24% and ROAE of 11.03% for 1Q 2024
•Loan Growth of $61.2 million, or 12.9% annualized for 1Q 2024
•Deposit Growth of $109.7 million; Noninterest bearing deposits increased $48.4 million, or 7.8% from 4Q 2023
•Cash dividend of $0.08 per share declared
Rockville, Maryland, April 22, 2024 (GLOBE NEWSWIRE) – Capital Bancorp, Inc. (the "Company") (NASDAQ: CBNK), the holding company for Capital Bank, N.A. (the "Bank"), today reported net income of $6.6 million, or $0.47 per diluted share, for the first quarter 2024, compared to net income of $9.0 million, or $0.65 per diluted share, for the fourth quarter 2023, and $9.7 million, or $0.68 per diluted share, for the first quarter 2023. Net income, as adjusted(1) to exclude the impact of merger-related expenses was $7.1 million, or $0.51 per diluted share for the first quarter 2024.

The Company also declared a cash dividend on its common stock of $0.08 per share. The dividend is payable on May 22, 2024 to shareholders of record on May 6, 2024.

“We had another strong quarter of performance with robust strong loan and deposit growth, increasing credit card accounts and continued credit stability,” said Ed Barry, Chief Executive Officer of the Company and the Bank. “The announced acquisition of Integrated Financial Holdings, Inc. ("IFHI") diversifies our business while prudently deploying capital. IFHI's expertise in niche C&I lending complements our strategy and extends our capabilities. At the same time, CBNK continues to make the investments in people and technology that will enable us to elevate our franchise while maintaining a strong growth and profitability profile.”

"Notwithstanding the significant headwinds currently facing many community and regional banks, we continue to be well positioned for continued value creation,” said Steven J Schwartz, Chairman of the Company. “Our net cardholder growth for the quarter plus strong loan and deposit growth and a resilient core net interest margin are all positive signs for the future. Moreover, we anticipate that the acquisition of Integrated Financial Holdings, Inc., if approved by the regulators, will set us on a path of additional strategic acquisitions that, together with organic growth, will assure we can continue to deliver top tier performance. The Board reiterates its thanks and appreciation to our extremely hard working and dedicated employees.”

(1) Reconciliations of the non–U.S. generally accepted accounting principles ("GAAP") measures are set forth in the Appendix at the end of this press release.

Pending Acquisition of Integrated Financial Holdings, Inc.
On March 28, 2024, the Company and Integrated Financial Holdings, Inc. (“IFHI”) issued a joint press release announcing the execution of an Agreement and Plan of Merger and Reorganization, dated as of March 27, 2024, by and between the Company and IFHI, pursuant to which, upon the terms and subject to the conditions set forth therein, the Company and IFHI will merge, with the Company continuing as the surviving entity.
The Company incurred pre-tax merger-related expenses related to the IFHI transaction of $0.7 million for the first quarter 2024. The merger is expected to close in the fourth quarter 2024 subject to regulatory approval.
The following table provides a reconciliation of the Company's net income under GAAP to non-GAAP results excluding merger-related expenses.

	First Quarter 2024
(in thousands except per share data)	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings per Share
GAAP Earnings	$8,624	$2,062	$6,562	$0.47
Add: Merger-Related Expenses	712	174	538
Non-GAAP Earnings	$9,336	$2,236	$7,100	$0.51
Note: The tax benefit associated with merger-related expenses has been adjusted to reflect the estimated nondeductible portion of the expenses.
First Quarter 2024 Highlights
Capital Bancorp, Inc.
Earnings Summary - Net income of $6.6 million, or $0.47 per diluted share, decreased $2.5 million compared to $9.0 million, or $0.65 per diluted share, for the fourth quarter 2023. Net income, as adjusted(1), was $7.1 million, or $0.51 per diluted share for the first quarter 2024.
•Net interest income of $35.0 million increased $0.1 million compared to $34.9 million for the fourth quarter 2023. Interest income of $48.4 million increased $1.4 million compared to $47.0 million for the fourth quarter 2023 as interest income from portfolio loans increased $0.9 million and interest income from interest-bearing deposits held at other financial institutions increased $0.4 million. Interest expense of $13.4 million increased $1.3 million compared to $12.1 million for the fourth quarter 2023 as interest expense from time deposits increased $1.1 million and the average rate of time deposits increased 27 basis points to 4.99% as growth in average time deposits totaled $69.2 million for the first quarter 2024.
•The provision for credit losses was $2.7 million, a decrease of $0.1 million from the fourth quarter 2023. Net charge-offs totaled $2.0 million in the first quarter first including $1.7 million from credit card related loans and $0.3 million from commercial loans. Net charge-offs totaled $2.5 million in the fourth quarter 2023 including $1.9 million from credit card related loans and $0.6 million from commercial loans. A charge-off of $0.7 million was recorded in the fourth quarter 2023 on a single multi-unit residential real estate loan.
•Noninterest income of $6.0 million increased $0.1 million compared to $5.9 million for the fourth quarter 2023. Mortgage banking revenue increased $0.3 million primarily due to increased mortgage loans sold while credit card fees decreased $0.1 million and other income decreased $0.1 million.
•Noninterest expense of $29.5 million increased $2.6 million compared to $26.9 million for the fourth quarter 2023. Within this category, significant variances included the following:

◦Salaries and employee benefits of $12.9 million increased $1.3 million due to an increase in incentive based compensation expense of $1.0 million, annual merit-based increases of $0.3 million and a seasonal increase in payroll taxes of $0.3 million partially offset by an increase in deferred salary expense (a reduction in expense) of $0.3 million. In the fourth quarter 2023 the Company adjusted annual performance based incentive compensation.
◦Merger-related expenses of $0.7 million in the first quarter 2024 were related to professional fees including legal fees, third party consulting fees and other outside service provider expenses, with no comparable expense in the fourth quarter 2023.
◦Data processing expense of $6.8 million increased $0.6 million as the fourth quarter 2023 had lower expense primarily from processor rebates.
◦Advertising expense of $2.0 million increased $0.6 million related primarily to seasonal increases in OpenSkyTM card acquisition strategies.
◦Loan processing expense of $0.4 million increased $0.2 million in line with the growth in the loan portfolio.
◦Other operating expenses of $3.1 million decreased $0.9 million as operational losses were higher in the fourth quarter 2023.
•Income tax expense of $2.1 million, or 23.9% of pre-tax income for the first quarter 2024, decreased $0.1 million from $2.2 million, or 19.5% of pre-tax income for the fourth quarter 2023, reflective of a decrease in pre-tax income of $2.6 million. The lower effective tax rate for the fourth quarter 2023 was primarily driven by the tax benefit recognized on the exercise of non-qualified stock options. There was no comparable activity in the first quarter 2024.
Performance and Efficiency Ratios – Annualized return on average assets ("ROAA") and annualized return on average equity ("ROAE") were 1.15% and 10.19%, respectively, for the three months ended March 31, 2024, compared to 1.63% and 14.44%, respectively, for the three months ended December 31, 2023.
•Annualized ROAA and annualized ROAE, as adjusted(1) to exclude the impact of merger-related expenses, were 1.24% and 11.03%, respectively, for the three months ended March 31, 2024.
•The efficiency ratio was 71.95% for the three months ended March 31, 2024, compared to 65.91% for the three months ended December 31, 2023. The efficiency ratio, as adjusted(1) to exclude the impact of merger-related expenses, was 70.22% for the three months ended March 31, 2024.

Balance Sheet – Total assets of $2.3 billion at March 31, 2024 increased $98.1 million, or 4.4%, from December 31, 2023.
•Cash and cash equivalents of $85.2 million at March 31, 2024 increased $31.2 million, or 57.9%, from December 31, 2023, as total deposits increased $109.7 million, partially offset by an increase in total portfolio loans of $61.2 million and a decrease in other borrowed funds of $15.0 million.
•Total portfolio loans of $2.0 billion at March 31, 2024 increased $61.2 million, representing 12.9% annualized growth from December 31, 2023. Growth in the loan portfolio included $46.7 million within the commercial real estate loan category. Total average loans increased $64.1 million quarter over quarter.
•Total deposits of $2.0 billion at March 31, 2024 increased $109.7 million, or 5.8%, from December 31, 2023, while total average deposits increased $72.5 million quarter over quarter. The increase in deposits, when comparing March 31, 2024 to December 31, 2023, includes $48.4 million of noninterest-bearing deposits. Average portfolio loans-to-deposit ratio of 98.4% for the three months ended March 31, 2024 decreased from 98.8% for the three months ended December 31, 2023.
•The investment securities portfolio continues to be classified as available for sale and had a fair market value of $202.3 million, or 8.7% of total assets, at March 31, 2024 down from $208.3 million at December 31, 2023. The amortized cost of the investment securities portfolio was $218.4 million, with an effective duration of 3.14 years. U.S. Treasury securities represented 64.2% of the overall investment portfolio at March 31, 2024. The accumulated other comprehensive loss on the investment securities portfolio increased $0.5 million during the quarter to $13.6 million as of March 31, 2024, which represents 5.3% of total stockholders' equity. The Company does not have a held to maturity ("HTM") investment securities portfolio.
Net Interest Margin - Net interest margin decreased to 6.24% for the three months ended March 31, 2024, compared to 6.40% for the three months ended December 31, 2023. Adjusted net interest margin(1) (excluding credit card loans) decreased to 3.85% compared to 3.92% for the three months ended December 31, 2023.
•The average yield on interest earning assets of 8.63% increased 1 basis point compared to the fourth quarter 2023. The yield on portfolio loans, as adjusted(1) (excluding credit card loans) of 6.96% for the first quarter 2024 increased 7 basis points from 6.89% for the fourth quarter 2023. New portfolio loans (excluding credit card loans) originated in the first quarter 2024 totaled $122.7 million with a weighted average yield of 8.24% as compared to $91.1 million with a weighted average yield of 8.46% in the fourth quarter 2023.
•The average rate on interest-bearing liabilities increased 22 basis points compared to the fourth quarter 2023. The average rate for time deposits increased 27 basis points to 4.99% and average balances increased $69.2 million, compared to the fourth quarter 2023. Further, the average rate on money market accounts increased 5 basis points to 4.21% and the average rate on interest-bearing demand accounts increased 6 basis points to 0.24%.

Deposits - Total deposits at March 31, 2024 increased by $109.7 million, or 5.8%, compared to December 31, 2023.
•Noninterest-bearing deposits of $665.8 million increased $48.4 million, or 7.8%, compared to December 31, 2023, primarily due to increases in title account balances. Interest-bearing deposits of $1.3 billion increased $61.3 million, or 4.8%, compared to December 31, 2023 including an increase in money market accounts of $15.3 million and other time deposits of $33.7 million partially offset by a reduction in interest-bearing demand accounts of $5.3 million and savings of $0.7 million. Brokered time deposits totaled $160.6 million at March 31, 2024, an increase of $18.3 million from December 31, 2023.
Cost of Interest-Bearing Liabilities - The elevated interest rate environment, combined with an increase in time deposits, resulted in the average cost of interest-bearing liabilities increasing to 3.90% for the quarter ended March 31, 2024, compared to 3.68% for the fourth quarter 2023.
•Average time deposits of $450.0 million increased $69.2 million, or 18.2%, compared to December 31, 2023.
•Average noninterest-bearing deposits of $637.1 million increased $14.2 million, or 2.3%, compared to December 31, 2023, and represented 32.5% of total average deposits at March 31, 2024.
•Average borrowed funds of $59.0 million increased $17.1 million, or 41.0%, compared to December 31, 2023.
Robust Capital Positions - As of March 31, 2024, the Company reported a common equity tier 1 capital ratio of 14.92%, compared to 15.43% at December 31, 2023, and an allowance for credit losses to total loans ratio of 1.49%, compared to an allowance for credit losses to total loans ratio of 1.50% at December 31, 2023. Shares repurchased and retired during the three months ended March 31, 2024, as part of the Company's stock repurchase program, totaled 67,869 shares at an average price of $20.62, for a total cost of $1.4 million including commissions. Tangible book value per common share(1) grew 2.0% to $18.68 at March 31, 2024 when compared to December 31, 2023. The Company did not have goodwill or other intangible assets during any of the periods presented and therefore, tangible book value per share(1) is equal to book value per share.
Liquidity - Total sources of available borrowings at March 31, 2024 totaled $743.9 million, including available collateralized lines of credit of $465.6 million, unsecured lines of credit with other banks of $76.0 million and unpledged investment securities available as collateral for potential additional borrowings of $202.3 million.

Commercial Bank
Continued Portfolio Loan Growth - Portfolio loans, excluding credit cards, increased by $71.2 million, to $1.9 billion, gross, at March 31, 2024 compared to December 31, 2023.
Net Interest Income - Interest income of $32.5 million increased $1.5 million compared to $31.0 million for the fourth quarter 2024, driven primarily by loan growth. Interest expense of $13.2 million increased $1.3 million, driven by an increase in average balances and average cost of interest-bearing liabilities in the first quarter 2024.
Credit Metrics - Nonperforming assets decreased 10 basis points to 0.62% of total assets at March 31, 2024 compared to 0.72% at December 31, 2023 as a result of a decrease in nonaccrual loans at March 31, 2024 to $14.4 million compared to $16.0 million at December 31, 2023. The near complete resolution of a single nonperforming asset from $7.6 million to $0.6 million was offset by a $5.4 million increase in nonperforming assets comprised of $2.4 million of residential real estate secured loans and $3.0 million of non owner-occupied commercial real estate loans to various borrowers that the Company is proactively managing toward resolution.
At March 31, 2024 commercial real estate loans with office space exposure totaled $55.0 million, or 2.8% of total portfolio loans, with a weighted average loan-to-value ("LTV") of 48.1%. Included in the total are owner-occupied commercial real estate loans with office exposure totaling $43.2 million with a weighted average LTV of 47.0% and non owner-occupied commercial real estate loans with office exposure totaling $11.8 million with a weighted average LTV of 52.9%. At March 31, 2024 multi-family loans totaled $153.4 million, or 7.8% of total portfolio loans, with a weighted average LTV of 47.3%.
OpenSky™
Revenues - Total revenue of $18.8 million decreased $0.2 million from the fourth quarter 2023. Interest income of $14.9 million decreased $0.1 million from the fourth quarter 2023. Average OpenSky™ loan balances, net of reserves and deferred fees of $110.5 million for the first quarter 2024, decreased $4.1 million, or 3.6%, compared to $114.6 million for the fourth quarter 2023. Noninterest income of $3.9 million decreased $0.1 million from the fourth quarter 2023.
Noninterest Expense - Total noninterest expense of $13.6 million increased $0.9 million from the fourth quarter 2023. Data processing expense was lower in the fourth quarter 2023, attributable primarily to processor rebates. During the first quarter 2024, the number of OpenSky™ credit card accounts increased by 1,636 to 526,950.
Loan and Deposit Balances - OpenSky™ loan balances, net of reserves, of $111.9 million at March 31, 2024 decreased by $11.4 million, or 9.3%, compared to $123.3 million at December 31, 2023. Corresponding deposit balances of $171.8 million at March 31, 2024 decreased $2.1 million, or 1.2%, compared to $173.9 million at December 31, 2023. Gross unsecured loan balances of $28.5 million at March 31, 2024 decreased $2.3 million, or 7.5%, compared to $30.8 million at December 31, 2023.
OpenSky™ Credit - Card delinquencies remained stable in the first quarter 2024 when compared to the fourth quarter 2023. The provision for credit losses decreased $0.6 million compared to the fourth quarter 2023 as card balances, net of reserves, decreased $11.4 million during the first quarter 2024 as compared to an increase of $0.8 million during the fourth quarter 2023.

COMPARATIVE FINANCIAL HIGHLIGHTS - Unaudited

	Quarter Ended			1Q24 vs 4Q23		1Q24 vs 1Q23
(in thousands except per share data)	March 31, 2024	December 31, 2023	March 31, 2023	$ Change	% Change	$ Change	% Change
Earnings Summary
Interest income	$48,369	$46,969	$43,416	$1,400	3.0%	$4,953	11.4%
Interest expense	13,361	12,080	8,929	1,281	10.6%	4,432	49.6%
Net interest income	35,008	34,889	34,487	119	0.3%	521	1.5%
Provision for credit losses	2,727	2,808	1,660	(81)	(2.9)%	1,067	64.3%
Provision for (release of) credit losses on unfunded commitments	142	(106)	(19)	248	(234.0)%	161	(847.4)%
Noninterest income	5,972	5,936	6,026	36	0.6%	(54)	(0.9)%
Noninterest expense	29,487	26,907	26,222	2,580	9.6%	3,265	12.5%
Income before income taxes	8,624	11,216	12,650	(2,592)	(23.1)%	(4,026)	(31.8)%
Income tax expense	2,062	2,186	2,915	(124)	(5.7)%	(853)	(29.3)%
Net income	$6,562	$9,030	$9,735	$(2,468)	(27.3)%	$(3,173)	(32.6)%

Pre-tax pre-provision net revenue ("PPNR") (1)	$11,493	$13,918	$14,291	$(2,425)	(17.4)%	$(2,798)	(19.6)%
PPNR, as adjusted(1)	$12,205	$13,918	$14,291	$(1,713)	(12.3)%	$(2,086)	(14.6)%

Common Share Data
Earnings per share - Basic	$0.47	$0.65	$0.69	$(0.18)	(27.7)%	$(0.22)	(31.9)%
Earnings per share - Diluted	$0.47	$0.65	$0.68	$(0.18)	(27.7)%	$(0.21)	(30.9)%
Earnings per share - Diluted, as adjusted(1)	$0.51	$0.65	$0.68	$(0.14)	(21.5)%	$(0.17)	(25.0)%
Weighted average common shares - Basic	13,919	13,897	14,159
Weighted average common shares - Diluted	13,919	13,989	14,272

Return Ratios
Return on average assets (annualized)	1.15%	1.63%	1.84%
Return on average assets, as adjusted (annualized)(1)	1.24%	1.63%	1.84%
Return on average equity (annualized)	10.19%	14.44%	16.98%
Return on average equity, as adjusted (annualized)(1)	11.03%	14.44%	16.98%
______________
(1) Refer to Appendix for reconciliation of non-GAAP measures.

COMPARATIVE FINANCIAL HIGHLIGHTS - Unaudited (Continued)

	Quarter Ended			Quarter Ended
	March 31,			December 31,	September 30,	June 30,
(in thousands except per share data)	2024	2023	% Change	2023	2023	2023
Balance Sheet Highlights
Assets	$2,324,238	$2,245,286	3.5%	$2,226,176	$2,272,484	$2,227,866
Investment securities available for sale	202,254	255,762	(20.9)%	208,329	206,055	208,464
Mortgage loans held for sale	10,303	9,620	7.1%	7,481	4,843	10,146
Portfolio loans receivable (2)	1,964,525	1,788,146	9.9%	1,903,288	1,862,679	1,838,131
Allowance for credit losses	29,350	26,216	12.0%	28,610	28,279	27,495
Deposits	2,005,695	1,944,374	3.2%	1,895,996	1,967,988	1,934,361
FHLB borrowings	22,000	32,000	(31.3)%	22,000	22,000	22,000
Other borrowed funds	12,062	12,062	—%	27,062	12,062	12,062
Total stockholders' equity	259,465	234,517	10.6%	254,860	242,878	237,435
Tangible common equity (1)	259,465	234,517	10.6%	254,860	242,878	237,435

Common shares outstanding	13,890	14,083	(1.4)%	13,923	13,893	13,981
Book value per share	$18.68	$16.65	12.2%	$18.31	$17.48	$16.98
Tangible book value per share (1)	$18.68	$16.65	12.2%	$18.31	$17.48	$16.98
Dividends per share	$0.08	$0.06	33.3%	$0.08	$0.08	$0.06
______________
(1) Refer to Appendix for reconciliation of non-GAAP measures.
(2) Loans are reflected net of deferred fees and costs.

Operating Results - Comparison of Three Months Ended March 31, 2024 and 2023
For the three months ended March 31, 2024, net interest income of $35.0 million increased slightly from $34.5 million in the same period in 2023. The net interest margin decreased 41 basis points to 6.24% for the three months ended March 31, 2024 from the same period in 2023 as interest income on credit card decreased $1.4 million. Net interest margin, excluding credit card loans, increased to 3.85% for the three months ended March 31, 2024, compared to 3.81% for the same period in 2023 as yields on interest-bearing deposits and portfolio loans generally kept pace with the rising costs of deposits, including money market accounts and time deposits.
For the three months ended March 31, 2024, average interest earning assets increased $150.7 million, or 7.2%, to $2.3 billion as compared to the same period in 2023, and the average yield on interest earning assets increased 26 basis points. Compared to the same period in the prior year, average interest-bearing liabilities increased $144.0 million, or 11.7%, and the average cost of interest-bearing liabilities increased to 3.90%, a 97 basis point increase from 2.93%.
For the three months ended March 31, 2024, the provision for credit losses was $2.7 million, an increase of $1.1 million from the same period in 2023, primarily driven by loan growth. Net charge-offs for the three months ended March 31, 2024 were $2.0 million, or 0.41% on an annualized basis of average portfolio loans, compared to $2.6 million, or 0.61% on an annualized basis of average loans for the same period in 2023. Of the $2.0 million in net charge-offs during the first quarter 2024, $1.2 million related to secured and partially secured cards in the credit card portfolio and $0.5 million related to unsecured cards.
For the three months ended March 31, 2024, noninterest income of $6.0 million decreased $0.1 million, or 0.9%, from the same period in 2023. Mortgage banking revenue of $1.5 million increased $0.3 million due to an increase in home loan sales. Credit card fees of $3.9 million decreased $0.3 million primarily related to lower interchange and other fee income.
Credit card loan balances, net of reserves, decreased by $1.0 million to $111.9 million as of March 31, 2024, from $112.9 million at March 31, 2023. The related deposit account balances decreased 7.1% to $171.8 million at March 31, 2024 when compared to $184.8 million at March 31, 2023, reflective of the reduction in the number of open secured card customer accounts year over year.
The efficiency ratio for the three months ended March 31, 2024 was 71.95% compared to 64.72% for the three months ended March 31, 2023.
For the three months ended March 31, 2024, noninterest expense of $29.5 million increased $3.3 million, or 12.5%, from $26.2 million for the same period in 2023. The change includes increases in advertising expense of $1.5 million, merger-related expenses of $0.7 million, other operating expense of $0.5 million, occupancy and equipment expenses of $0.4 million, salaries and employee benefits expenses of $0.4 million and data processing expense of $0.2 million, partially offset by a decrease professional fees of $0.4 million.

Financial Condition
Total assets at March 31, 2024 were $2.3 billion, an increase of $98.1 million, or 4.4%, from the balance at December 31, 2023 and an increase of $79.0 million, or 3.5%, from the balance at March 31, 2023.
Net portfolio loans, which exclude mortgage loans held for sale, totaled $2.0 billion at March 31, 2024, an increase of $61.2 million, up 3.2% or 12.9% annualized, compared to December 31, 2023, and an increase of $176.4 million, or 9.9%, compared to $1.8 billion at March 31, 2023.
The Company recorded a provision for credit losses of $2.7 million during the three months ended March 31, 2024, which increased the allowance for credit losses to $29.4 million, or 1.49% of total loans at March 31, 2024, representing an increase of $0.7 million over the balance at December 31, 2023.
Nonperforming assets, which were comprised solely of nonperforming loans as of March 31, 2024, were $14.4 million, or 0.62% of total assets, down from $16.0 million, or 0.72% of total assets at December 31, 2023, and down from $16.3 million, or 0.73% of total assets at March 31, 2023. The near complete resolution of a single nonperforming asset from $7.6 million to $0.6 million was offset by a $5.8 million increase in nonperforming assets comprised of $2.4 million of residential real estate secured loans and $3.0 million of non owner-occupied commercial real estate loans to various borrowers that the Company is proactively managing toward resolution.
Deposits were $2.0 billion at March 31, 2024, an increase of $109.7 million, or 5.8%, from the balance at December 31, 2023 and an increase of $61.3 million, or 3.2%, from the balance at March 31, 2023. Average deposits of $2.0 billion for the three months ended March 31, 2024 increased $72.5 million, or 3.8%, as compared to the three months ended December 31, 2023.
Rising interest rates have resulted in some customers moving balances from noninterest-bearing deposit accounts to interest-bearing deposit accounts. As a result of the migration, average noninterest-bearing deposit balances decreased $16.9 million to $637.1 million as of March 31, 2024, as compared to March 31, 2023.
Noninterest-bearing deposits represented 33.2% of total deposits at March 31, 2024 compared to 36.3% at March 31, 2023. Uninsured deposits were approximately $855.7 million as of March 31, 2024, representing 42.7% of the Company's deposit portfolio, compared to $789.4 million, or 41.6%, at December 31, 2023, and $888.9 million, or 45.7%, at March 31, 2023.
Stockholders’ equity increased to $259.5 million as of March 31, 2024, compared to $254.9 million at December 31, 2023 and $234.5 million at March 31, 2023. Shares repurchased and retired for the three months ended March 31, 2024 as part of the Company's stock repurchase program totaled 67,869 shares at an average price of $20.62, for a total cost of $1.4 million including commissions. As of March 31, 2024, the Bank's capital ratios continued to exceed the regulatory requirements for a “well-capitalized” institution.

Consolidated Statements of Income (Unaudited)
	Three Months Ended
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Interest income
Loans, including fees	$45,991	$45,109	$45,385	$42,991	$41,275
Investment securities available for sale	1,251	1,083	1,089	1,266	1,377
Federal funds sold and other	1,127	777	1,267	823	764
Total interest income	48,369	46,969	47,741	45,080	43,416

Interest expense
Deposits	12,833	11,759	10,703	9,409	7,754
Borrowed funds	528	321	228	331	1,175
Total interest expense	13,361	12,080	10,931	9,740	8,929

Net interest income	35,008	34,889	36,810	35,340	34,487
Provision for credit losses	2,727	2,808	2,280	2,862	1,660
Provision for (release of) credit losses on unfunded commitments	142	(106)	24	—	(19)
Net interest income after provision for credit losses	32,139	32,187	34,506	32,478	32,846

Noninterest income
Service charges on deposits	207	240	250	245	229
Credit card fees	3,881	3,970	4,387	4,706	4,210
Mortgage banking revenue	1,453	1,166	1,243	1,332	1,155
Other income	431	560	446	404	432
Total noninterest income	5,972	5,936	6,326	6,687	6,026

Noninterest expenses
Salaries and employee benefits	12,907	11,638	12,419	12,143	12,554
Occupancy and equipment	1,613	1,573	1,351	1,536	1,213
Professional fees	1,947	1,930	2,358	2,608	2,374
Data processing	6,761	6,128	6,469	6,559	6,530
Advertising	2,032	1,433	1,565	2,646	517
Loan processing	371	198	426	660	349
Foreclosed real estate expenses, net	1	—	1	—	6
Merger-related expenses	712	—	—	—	—
Other operating	3,143	4,007	3,457	3,440	2,679
Total noninterest expenses	29,487	26,907	28,046	29,592	26,222
Income before income taxes	8,624	11,216	12,786	9,573	12,650
Income tax expense	2,062	2,186	2,998	2,255	2,915
Net income	$6,562	$9,030	$9,788	$7,318	$9,735

Consolidated Balance Sheets
	(unaudited)	(audited)	(unaudited)	(unaudited)	(unaudited)
(in thousands except share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Assets
Cash and due from banks	$12,361	$14,513	$13,767	$18,619	$14,477
Interest-bearing deposits at other financial institutions	72,787	39,044	130,428	100,343	125,448
Federal funds sold	56	407	1,957	376	462
Total cash and cash equivalents	85,204	53,964	146,152	119,338	140,387
Investment securities available for sale	202,254	208,329	206,055	208,464	255,762
Restricted investments	4,441	4,353	4,340	3,803	4,215
Loans held for sale	10,303	7,481	4,843	10,146	9,620
Portfolio loans receivable, net of deferred fees and costs	1,964,525	1,903,288	1,862,679	1,838,131	1,788,146
Less allowance for credit losses	(29,350)	(28,610)	(28,279)	(27,495)	(26,216)
Total portfolio loans held for investment, net	1,935,175	1,874,678	1,834,400	1,810,636	1,761,930
Premises and equipment, net	4,500	5,069	5,297	5,494	5,367
Accrued interest receivable	12,258	11,494	11,231	10,155	9,985
Deferred tax asset	12,311	12,252	13,644	13,616	12,898
Bank owned life insurance	38,062	37,711	37,315	37,041	36,781
Accounts receivable	11,637	1,055	696	450	551
Other assets	8,093	9,790	8,511	8,723	7,790
Total assets	$2,324,238	$2,226,176	$2,272,484	$2,227,866	$2,245,286

Liabilities
Deposits
Noninterest-bearing	$665,812	$617,373	$680,803	$693,129	$705,801
Interest-bearing	1,339,883	1,278,623	1,287,185	1,241,232	1,238,573
Total deposits	2,005,695	1,895,996	1,967,988	1,934,361	1,944,374
Federal Home Loan Bank advances	22,000	22,000	22,000	22,000	32,000
Other borrowed funds	12,062	27,062	12,062	12,062	12,062
Accrued interest payable	6,009	5,583	5,204	3,029	1,977
Other liabilities	19,007	20,675	22,352	18,979	20,356
Total liabilities	2,064,773	1,971,316	2,029,606	1,990,431	2,010,769

Stockholders' equity
Common stock	139	139	139	140	141
Additional paid-in capital	54,229	54,473	54,549	55,856	57,277
Retained earnings	218,731	213,345	206,033	197,490	191,058
Accumulated other comprehensive loss	(13,634)	(13,097)	(17,843)	(16,051)	(13,959)
Total stockholders' equity	259,465	254,860	242,878	237,435	234,517
Total liabilities and stockholders' equity	$2,324,238	$2,226,176	$2,272,484	$2,227,866	$2,245,286

The following tables show the average outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Three Months Ended March 31, 2024			Three Months Ended December 31, 2023			Three Months Ended March 31, 2023
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(in thousands)
Assets
Interest earning assets:
Interest-bearing deposits	$84,531	$1,049	4.99%	$65,336	$680	4.13%	$62,566	$615	3.99%
Federal funds sold	56	1	7.18	1,574	21	5.29	2,054	18	3.62
Investment securities available for sale	233,231	1,251	2.16	223,132	1,083	1.93	274,685	1,377	2.03
Restricted investments	4,601	77	6.73	4,518	76	6.67	7,346	130	7.17
Loans held for sale	4,872	83	6.85	4,601	83	7.16	4,695	77	6.65
Portfolio loans receivable(2)(3)	1,927,372	45,908	9.58	1,863,298	45,026	9.59	1,752,638	41,199	9.53
Total interest earning assets	2,254,663	48,369	8.63	2,162,459	46,969	8.62	2,103,984	43,416	8.37
Noninterest earning assets	44,571			40,020			40,265
Total assets	$2,299,234			$2,202,479			$2,144,249

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand accounts	$183,217	110	0.24	$195,539	90	0.18	$186,184	70	0.15
Savings	4,841	1	0.08	5,184	2	0.15	6,502	1	0.05
Money market accounts	682,414	7,136	4.21	680,697	7,139	4.16	604,864	4,587	3.08
Time deposits	449,963	5,586	4.99	380,731	4,528	4.72	319,449	3,096	3.93
Borrowed funds	58,963	528	3.60	41,823	321	3.05	118,379	1,175	4.02
Total interest-bearing liabilities	1,379,398	13,361	3.90	1,303,974	12,080	3.68	1,235,378	8,929	2.93
Noninterest-bearing liabilities:
Noninterest-bearing liabilities	23,820			27,529			22,355
Noninterest-bearing deposits	637,124			622,941			654,025
Stockholders’ equity	258,892			248,035			232,491
Total liabilities and stockholders’ equity	$2,299,234			$2,202,479			$2,144,249

Net interest spread			4.73%			4.94%			5.44%
Net interest income		$35,008			$34,889			$34,487
Net interest margin(4)			6.24%			6.40%			6.65%
_______________
(1)Annualized.
(2)Includes nonaccrual loans.
(3)For the three months ended March 31, 2024, December 31, 2023, and March 31, 2023, collectively, portfolio loans yield excluding credit card loans was 6.96%, 6.89% and 6.30%, respectively.
(4)For the three months ended March 31, 2024, December 31, 2023, and March 31, 2023, collectively, credit card loans accounted for 239, 248 and 284 basis points of the reported net interest margin, respectively.

The Company’s reportable segments represent business units with discrete financial information whose results are regularly reviewed by management. The four segments include Commercial Banking, Capital Bank Home Loans (the Company’s mortgage loan division), OpenSky™ (the Company’s credit card division) and the Corporate Office.

Effective January 1, 2024, the Company allocated certain expenses previously recorded directly to the Commercial Bank segment to the other segments. These expenses are for shared services also consumed by OpenSkyTM, CBHL, and Corporate. The Company performs an allocation process based on several metrics the Company believes more accurately ascribe shared service overhead to each segment. The Company believes this reflects the cost of support for each segment that should be considered in assessing segment performance. Historical information has been recast to reflect financial information consistently with the 2024 presentation.

The following schedule presents financial information for the periods indicated. Total assets are presented as of March 31, 2024, December 31, 2023, and March 31, 2023.

Segments
For the three months ended March 31, 2024
(in thousands)	Commercial Bank	CBHL	OpenSky™	Corporate(2)	Eliminations	Consolidated
Interest income	$32,529	$83	$14,921	$899	$(63)	$48,369
Interest expense	13,154	41	—	229	(63)	13,361
Net interest income	19,375	42	14,921	670	—	35,008
Provision for credit losses	1,109	—	1,559	59	—	2,727
Provision for credit losses on unfunded commitments	142	—	—	—	—	142
Net interest income after provision	18,124	42	13,362	611	—	32,139
Noninterest income	704	1,352	3,915	1	—	5,972
Noninterest expense(1)	12,259	2,105	13,599	1,524	—	29,487
Net income (loss) before taxes	$6,569	$(711)	$3,678	$(912)	$—	$8,624

Total assets	$2,160,051	$10,785	$105,318	$281,766	$(233,682)	$2,324,238

For the three months ended December 31, 2023
(in thousands)	Commercial Bank	CBHL	OpenSky™	Corporate(2)	Eliminations	Consolidated
Interest income	$30,957	$83	$15,035	$964	$(70)	$46,969
Interest expense	11,884	31	—	235	(70)	12,080
Net interest income	19,073	52	15,035	729	—	34,889
Provision for (release of) credit losses	691	—	2,125	(8)	—	2,808
Release of credit losses on unfunded commitments	(106)	—	—	—	—	(106)
Net interest income after provision	18,488	52	12,910	737	—	32,187
Noninterest income	773	1,166	3,996	1	—	5,936
Noninterest expense(1)	12,303	1,617	12,669	318	—	26,907
Net income (loss) before taxes	$6,958	$(399)	$4,237	$420	$—	$11,216

Total assets	$2,051,945	$8,589	$117,477	$277,565	$(229,400)	$2,226,176

For the three months ended March 31, 2023
(in thousands)	Commercial Bank	CBHL	OpenSky™	Corporate(2)	Eliminations	Consolidated
Interest income	$26,300	$77	$16,130	$978	$(69)	$43,416
Interest expense	8,739	30	—	229	(69)	8,929
Net interest income	17,561	47	16,130	749	—	34,487
(Release of) provision for credit losses	(161)	—	1,821	—	—	1,660
Release of credit losses on unfunded commitments	(19)	—	—	—	—	(19)
Net interest income after provision	17,741	47	14,309	749	—	32,846
Noninterest income	489	1,327	4,210	—	—	6,026
Noninterest expense(1)	11,759	2,336	11,738	389	—	26,222
Net income (loss) before taxes	$6,471	$(962)	$6,781	$360	$—	$12,650

Total assets	$2,074,634	$10,193	$106,761	$257,048	$(203,350)	$2,245,286
________________________
(1)     Noninterest expense includes $6.1 million, $5.7 million, and $5.9 million in data processing expense in OpenSky’s™ segment for the three months ended March 31, 2024, December 31, 2023, and March 31, 2023, respectively.
(2)    The Corporate segment invests idle cash in revenue-producing assets including interest-bearing cash accounts, loan participations and other appropriate investments for the Company.

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(in thousands except per share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Earnings:
Net income	$6,562	$9,030	$9,788	$7,318	$9,735
Earnings per common share, diluted	0.47	0.65	0.70	0.52	0.68
Net interest margin	6.24%	6.40%	6.71%	6.63%	6.65%
Net interest margin, excluding credit card loans (1)	3.85%	3.92%	4.05%	4.06%	3.81%
Return on average assets(2)	1.15%	1.63%	1.75%	1.34%	1.84%
Return on average equity(2)	10.19%	14.44%	16.00%	12.30%	16.98%
Efficiency ratio	71.95%	65.91%	65.02%	70.41%	64.73%

Balance Sheet:
Total portfolio loans receivable, net deferred fees	$1,964,525	$1,902,643	$1,861,929	$1,837,041	$1,786,109
Total deposits	2,005,695	1,895,996	1,967,988	1,934,361	1,944,374
Total assets	2,324,238	2,226,176	2,272,484	2,227,866	2,245,286
Total stockholders' equity	259,465	254,860	242,878	237,435	234,517
Total average portfolio loans receivable, net deferred fees	1,926,778	1,862,599	1,846,866	1,800,800	1,750,539
Total average deposits	1,957,558	1,885,092	1,918,467	1,881,380	1,771,024
Portfolio loans-to-deposit ratio (period-end balances)	97.95%	100.35%	94.61%	94.97%	91.86%
Portfolio loans-to-deposit ratio (average balances)	98.43%	98.81%	96.27%	95.72%	98.84%

Asset Quality Ratios:
Nonperforming assets to total assets	0.62%	0.72%	0.67%	0.71%	0.73%
Nonperforming loans to total loans	0.73%	0.84%	0.82%	0.85%	0.91%
Net charge-offs to average portfolio loans (2)	0.41%	0.53%	0.38%	0.35%	0.61%
Allowance for credit losses to total loans	1.49%	1.50%	1.52%	1.50%	1.47%
Allowance for credit losses to non-performing loans	204.37%	178.34%	185.61%	175.03%	160.91%

Bank Capital Ratios:
Total risk based capital ratio	14.36%	14.81%	14.51%	14.08%	14.09%
Tier 1 risk based capital ratio	13.10%	13.56%	13.25%	12.82%	12.84%
Leverage ratio	10.29%	10.51%	10.04%	9.77%	9.78%
Common equity Tier 1 capital ratio	13.10%	13.56%	13.25%	12.82%	12.84%
Tangible common equity	9.66%	9.91%	9.08%	8.93%	8.79%
Holding Company Capital Ratios:
Total risk based capital ratio	16.83%	17.38%	17.11%	16.81%	16.75%
Tier 1 risk based capital ratio	15.03%	15.55%	15.27%	14.96%	14.90%
Leverage ratio	11.87%	12.14%	11.62%	11.50%	11.47%
Common equity Tier 1 capital ratio	14.92%	15.43%	15.27%	14.96%	14.90%
Tangible common equity	11.16%	11.45%	10.69%	10.66%	10.44%
_______________
(1)Refer to Appendix for reconciliation of non-GAAP measures.
(2)Annualized.

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited (Continued)
	Quarter Ended
(in thousands except per share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Composition of Loans:
Commercial real estate, non owner-occupied	$377,224	$351,116	$350,637	$348,892	$348,047
Commercial real estate, owner-occupied	328,540	307,911	305,802	311,972	299,966
Residential real estate	577,112	573,104	558,147	555,133	545,899
Construction real estate	292,316	290,108	280,905	258,400	251,494
Commercial and industrial	254,577	239,208	237,549	234,714	223,323
Lender finance	13,484	11,085	—	—	—
Business equity lines of credit	14,768	14,117	14,155	13,277	12,205
Credit card, net of reserve(3)	111,898	123,331	122,533	122,925	112,860
Other consumer loans	738	950	948	1,187	1,578
Portfolio loans receivable	$1,970,657	$1,910,930	$1,870,676	$1,846,500	$1,795,372
Deferred origination fees, net	(6,132)	(7,642)	(7,997)	(8,369)	(7,226)
Portfolio loans receivable, net	$1,964,525	$1,903,288	$1,862,679	$1,838,131	$1,788,146

Composition of Deposits:
Noninterest-bearing	$665,812	$617,373	$680,803	$693,129	$705,801
Interest-bearing demand	193,963	199,308	229,035	243,095	219,685
Savings	4,525	5,211	5,686	5,816	5,835
Money markets	678,435	663,129	668,774	631,148	632,087
Brokered time deposits	160,641	142,356	128,665	128,665	181,820
Other time deposits	302,319	268,619	255,025	232,508	199,146
Total deposits	$2,005,695	$1,895,996	$1,967,988	$1,934,361	$1,944,374

Capital Bank Home Loan Metrics:
Origination of loans held for sale	$52,080	$45,152	$50,023	$61,480	$44,448
Mortgage loans sold	40,377	34,140	39,364	49,231	40,483
Gain on sale of loans	1,238	1,015	1,011	1,262	1,223
Purchase volume as a % of originations	97.83%	89.99%	92.29%	93.12%	90.72%
Gain on sale as a % of loans sold(4)	3.07%	2.97%	2.57%	2.56%	3.02%
Mortgage commissions	$490	$465	$528	$621	$378

OpenSky™ Portfolio Metrics:
Open customer accounts	526,950	525,314	529,205	540,058	527,231
Secured credit card loans, gross	$85,663	$95,300	$98,138	$100,218	$89,078
Unsecured credit card loans, gross	28,508	30,817	27,430	25,254	25,782
Noninterest secured credit card deposits	171,771	173,857	181,185	186,566	184,809
_______________
(3)Credit card loans are presented net of reserve for interest and fees.
(4)Gain on sale percentage is calculated as gain on sale of loans divided by mortgage loans sold.

Appendix

Reconciliation of Non-GAAP Measures

The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

Appendix

Reconciliation of Non-GAAP Measures

Earnings Metrics, as Adjusted	Quarter Ended
(in thousands except per share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Net Income	$6,562	$9,030	$9,788	$7,318	$9,735
Add: Merger-Related Expenses, net of tax	538	—	—	—	—
Net Income, as Adjusted	$7,100	$9,030	$9,788	$7,318	$9,735

Weighted average common shares - Diluted	13,919	13,989	14,024	14,059	14,272
Earnings per share - Diluted	$0.47	$0.65	$0.70	$0.52	$0.68
Earnings per share - Diluted, as Adjusted	$0.51	$0.65	$0.70	$0.52	$0.68

Average Assets	$2,299,234	$2,202,479	$2,221,117	$2,184,351	$2,144,249
Return on Average Assets(1)	1.15%	1.63%	1.75%	1.34%	1.84%
Return on Average Assets, as Adjusted(1)	1.24%	1.63%	1.75%	1.34%	1.84%

Average Equity	$258,892	$248,035	$242,671	$238,684	$232,491
Return on Average Equity(1)	10.19%	14.44%	16.00%	12.30%	16.98%
Return on Average Equity, as Adjusted(1)	11.03%	14.44%	16.00%	12.30%	16.98%

Net Interest Income	$35,008	$34,889	$36,810	$35,340	$34,487
Noninterest Income	5,972	5,936	6,326	6,687	6,026
Total Revenue	$40,980	$40,825	$43,136	$42,027	$40,513
Noninterest Expense	$29,487	$26,907	$28,046	$29,592	$26,222
Efficiency Ratio(2)	71.95%	65.91%	65.02%	70.41%	64.72%

Noninterest Expense	$29,487	$26,907	$28,046	$29,592	$26,222
Less: Merger-Related Expenses	712	—	—	—	—
Noninterest Expense, as Adjusted	$28,775	$26,907	$28,046	$29,592	$26,222
Efficiency Ratio, as Adjusted(2)	70.22%	65.91%	65.02%	70.41%	64.72%
_______________
(1)Annualized.
(2)The efficiency ratio is calculated by dividing noninterest expense by total revenue (net interest income plus noninterest income).

Appendix

Reconciliation of Non-GAAP Measures

Net Interest Margin, as Adjusted	Quarter Ended
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Net Interest Income	$35,008	$34,889	$36,810	$35,340	$34,487
Less: Credit Card Loan Income	14,457	14,677	15,792	14,818	15,809
Net Interest Income, as Adjusted	$20,551	$20,212	$21,018	$20,522	$18,678
Average Interest Earning Assets	2,254,663	2,162,459	2,176,477	2,136,936	2,103,984
Less: Average Credit Card Loans	110,483	114,551	116,814	110,574	115,850
Total Average Interest Earning Assets, as Adjusted	$2,144,180	$2,047,908	$2,059,663	$2,026,362	$1,988,134
Net Interest Margin, as Adjusted	3.85%	3.92%	4.05%	4.06%	3.81%

Portfolio Loans Receivable Yield, as Adjusted	Quarter Ended
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Portfolio Loans Receivable Interest Income	$45,908	$45,026	$45,274	$42,879	$41,199
Less: Credit Card Loan Income	14,457	14,677	15,792	14,818	15,809
Portfolio Loans Receivable Interest Income, as Adjusted	$31,451	$30,349	$29,482	$28,061	$25,390
Average Portfolio Loans Receivable	1,927,372	1,863,298	1,847,772	1,802,608	1,752,638
Less: Average Credit Card Loans	110,483	114,551	116,814	110,574	115,850
Total Average Portfolio Loans Receivable, as Adjusted	$1,816,889	$1,748,747	$1,730,958	$1,692,034	$1,636,788
Portfolio Loans Receivable Yield, as Adjusted	6.96%	6.89%	6.76%	6.65%	6.29%

Pre-tax, Pre-Provision Net Revenue ("PPNR")	Quarter Ended
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Net Income	$6,562	$9,030	$9,788	$7,318	$9,735
Add: Income Tax Expense	2,062	2,186	2,998	2,255	2,915
Add: Provision for Credit Losses	2,727	2,808	2,280	2,862	1,660
Add: Provision for (Release of) Credit Losses on Unfunded Commitments	142	(106)	24	—	(19)
Pre-tax, Pre-Provision Net Revenue ("PPNR")	$11,493	$13,918	$15,090	$12,435	$14,291

PPNR, as Adjusted	Quarter Ended
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Net Income	$6,562	$9,030	$9,788	$7,318	$9,735
Add: Income Tax Expense	2,062	2,186	2,998	2,255	2,915
Add: Provision for Credit Losses	2,727	2,808	2,280	2,862	1,660
Add: Provision for (Release of) Credit Losses on Unfunded Commitments	142	(106)	24	—	(19)
Add: Merger-Related Expenses	712	—	—	—	—
PPNR, as Adjusted	$12,205	$13,918	$15,090	$12,435	$14,291

Appendix

Reconciliation of Non-GAAP Measures

Allowance for Credit Losses to Total Portfolio Loans	Quarter Ended
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Allowance for Credit Losses	$29,350	$28,610	$28,279	$27,495	$26,216
Total Loans	$1,964,525	$1,903,288	$1,862,679	$1,838,131	$1,788,146
Allowance for Credit Losses to Total Portfolio Loans	1.49%	1.50%	1.52%	1.50%	1.47%

Nonperforming Assets to Total Assets	Quarter Ended
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Total Nonperforming Assets	$14,361	$16,042	$15,236	$15,709	$16,293
Total Assets	2,324,238	2,226,176	2,272,484	2,227,866	2,245,286
Nonperforming Assets to Total Assets	0.62%	0.72%	0.67%	0.71%	0.73%

Nonperforming Loans to Total Portfolio Loans	Quarter Ended
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Total Nonperforming Loans	$14,361	$16,042	$15,236	$15,709	$16,293
Total Portfolio Loans	$1,964,525	$1,903,288	$1,862,679	$1,838,131	$1,788,146
Nonperforming Loans to Total Portfolio Loans	0.73%	0.84%	0.82%	0.85%	0.91%

Net Charge-offs to Average Portfolio Loans	Quarter Ended
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Total Net Charge-offs	$1,988	$2,477	$1,780	$1,583	$2,633
Total Average Portfolio Loans	$1,927,372	$1,863,298	$1,847,772	$1,802,608	$1,752,638
Net Charge-offs to Average Portfolio Loans, annualized	0.41%	0.53%	0.38%	0.35%	0.61%

Tangible Book Value per Share	Quarter Ended
(in thousands, except per share amounts)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Total Stockholders' Equity	$259,465	$254,860	$242,878	$237,435	$234,517
Less: Preferred Equity	—	—	—	—	—
Less: Intangible Assets	—	—	—	—	—
Tangible Common Equity	$259,465	$254,860	$242,878	$237,435	$234,517
Period End Shares Outstanding	13,889,564	13,922,532	13,893,083	13,981,414	14,082,657
Tangible Book Value per Share	$18.68	$18.31	$17.48	$16.98	$16.65

ABOUT CAPITAL BANCORP, INC.
Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in four locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $2.3 billion at March 31, 2024 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page.
FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” "optimistic," “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.  Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. For details on some of the factors that could affect these expectations, see risk factors and other cautionary language included in the Company's Annual Report on Form 10-K and other periodic and current reports filed with the Securities and Exchange Commission.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; geopolitical concerns, including the ongoing wars in Ukraine and in the Middle East; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; volatility and disruptions in global capital and credit markets; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national, or global level; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; and other factors that may affect our future results.

These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

FINANCIAL CONTACT: Jay Walker (301) 468-8848 x1223
MEDIA CONTACT: Ed Barry (240) 283-1912
WEB SITE: www.CapitalBankMD.com